PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
June 2, 2021

PVH CORP. REPORTS 2021 FIRST QUARTER RESULTS ABOVE GUIDANCE AND RAISES FULL YEAR OUTLOOK

•First quarter revenue increased 55% to $2.079 billion (increased 46% on a constant currency basis) compared to the prior year period and exceeded guidance
◦Revenue in the Company’s international businesses exceeded 2019 pre-pandemic levels
◦Revenue through digital channels grew approximately 95%, with sales through its directly operated digital commerce businesses up 66% as compared to the prior year period
◦Digital penetration as a percentage of total revenue was approximately 25%
•Gross margin expansion experienced across all regions and brand businesses, with overall gross margin for the quarter exceeding 2019 pre-pandemic levels
•First quarter EPS exceeded guidance and was:
◦GAAP basis: $1.38 compared to guidance of $0.28 to $0.31
◦Non-GAAP basis: $1.92 compared to guidance of $0.80 to $0.83
•The Company is raising its full year 2021 EPS outlook despite continued uncertainty due to the COVID-19 pandemic globally:
◦GAAP basis: Raised to approximately $5.50 from approximately $5.00 previously
◦Non-GAAP basis: Raised to approximately $6.50 from approximately $6.00 previously
•The Company made $500 million of voluntary term loan payments during the first quarter and ended the quarter with over $2.4 billion of liquidity

New York, New York - PVH Corp. [NYSE: PVH] reported its 2021 first quarter results.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions.” Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the “Non-GAAP Exclusions” and identify and quantify all excluded items.

CEO Comments:
Stefan Larsson, Chief Executive Officer, commented “We are very pleased with our first quarter 2021 results, which significantly exceeded our expectations, and reflect our team’s strong execution of our accelerated recovery priorities across our businesses globally – focused on the Calvin Klein and TOMMY HILFIGER brands, our international markets, driving product strength with increased pricing power and margin expansion, and winning in the marketplace through super-charging e-commerce.”

Mr. Larsson added, “Looking ahead, we are increasing our full year outlook despite continued uncertainty in the macro environment, as we navigate through the pandemic and related supply chain disruptions. We are confident in our ability to drive towards an accelerated recovery in a way that positions PVH closer to the consumer than any time before. Our focus on the consumer, while leaning into our core strengths, combined with a more demand and data-driven way of driving profitable market share growth, forms a very strong foundation for long-term sustainable growth.”

First Quarter Review:

•Revenue: Overall revenue for the first quarter increased 55% (increased 46% on a constant currency basis) compared to the prior year period, driven by growth across all regions and channels. The prior year period was negatively impacted by extensive temporary store closures, as virtually all of the Company’s retail stores and its wholesale customers’ stores globally were closed for six weeks on average.

◦Direct to Consumer: Total direct to consumer revenue for the first quarter increased 66% compared to the prior year period, which included a 66%

increase in digital commerce. The Company’s retail stores continued to face pressure during the first quarter as a result of the pandemic, although to a much lesser extent than in the prior year period, with a significant percentage of the Company’s retail stores having been temporarily closed in Europe, Canada and Japan. All regions and brand businesses experienced strong digital growth due, in part, to the continued store closures, particularly in Europe.

◦Wholesale: The Company’s wholesale revenue for the first quarter increased 53% compared to the prior year period, driven by strong performance in Europe, and included a significant increase in the Company’s sales to the digital businesses of its traditional and pure play wholesale customers. The strong performance in Europe during the quarter was due, in part, to an unplanned shift in the timing of wholesale shipments from the second quarter into the first quarter.

•Gross Margin: The Company’s gross margin in the first quarter was 59.1% as compared to 49.5% in the prior year period, with improvements across all regions and brand businesses. The increase was primarily due to less promotional selling, a favorable shift in regional sales mix and the absence of significant inventory reserves that had been recorded in the prior year period. The Company continues to tightly manage its inventory, which decreased 7% as of the end of the first quarter compared to the prior year period.

First Quarter Consolidated Results:

First quarter revenue increased 55% to $2.079 billion (increased 46% on a constant currency basis) compared to the prior year period. The revenue increase compared to the prior year period reflects:

•A 63% increase (52% increase on a constant currency basis) in the Tommy Hilfiger business compared to the prior year period, including a 78% increase (63% increase on a constant currency basis) in Tommy Hilfiger International revenue and a 25% increase (24% increase on a constant currency basis) in Tommy Hilfiger North America revenue.
•A 65% increase (56% increase on a constant currency basis) in the Calvin Klein business compared to the prior year period, including a 91% increase (77% increase on a constant currency basis) in Calvin Klein International revenue and a 27% increase (26% increase on a constant currency basis) in Calvin Klein North America revenue.
•A 9% increase in the Heritage Brands business compared to the prior year period, which includes a reduction of 14% resulting from the sale of the Company’s Speedo North America business in April 2020.

Earnings per share on a GAAP basis was $1.38 for the first quarter of 2021 compared to a loss per share of $(15.37) in the prior year period. The prior year period included $962 million of pre-tax noncash impairment charges resulting from the impact of the COVID-19 pandemic on the Company’s business. These results include these charges and other amounts for the applicable period that are excluded from earnings per share and loss per share on a non-GAAP basis for these periods.

Earnings per share on a non-GAAP basis was $1.92 for the first quarter of 2021 compared to a loss per share of $(3.03) in the prior year period.

Earnings before interest and taxes on a GAAP basis for the quarter was $197 million compared to a loss before interest and taxes of $(1.218) billion in the prior year period. Included in earnings before interest and taxes for the first quarter of 2021 were costs of $51 million consisting of (i) $43 million in connection with actions to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures (in addition to the exit from the Heritage Brands Retail business described below), consisting of $28 million of noncash asset impairments, $12 million of severance, and $3 million of contract termination and other costs and (ii) $8 million in connection with the exit from the Heritage Brands Retail business announced in July 2020, consisting of $5 million of severance and other termination benefits and $3 million of accelerated amortization of lease assets. Included in loss before interest and taxes for the prior year period were costs of $972 million consisting of (i) $962 million of noncash impairments resulting from the impact of the COVID-19 pandemic on the Company’s business, (ii) $7 million in connection with a consolidation within the Company’s warehouse and distribution network in North America, and (iii) a $3 million noncash net loss in connection with the Speedo transaction and the resulting deconsolidation of the net assets of the Speedo North America business. Earnings before interest and taxes and loss before interest and taxes on a non-GAAP basis for these periods, as discussed below, exclude these amounts.

Earnings before interest and taxes on a non-GAAP basis for the quarter was $249 million compared to a loss before interest and taxes of $(247) million in the prior year period. The increase was primarily driven by the revenue increase and gross margin improvements discussed above, as well as a leveraging of expenses across all regions and brand businesses. Earnings for the first quarter of 2021 also benefited from net cost savings resulting from (i) the North America workforce reduction announced in July 2020, (ii) the absence in the first quarter of 2021 of accounts receivable losses recorded in the prior year period as a result of the COVID-19 pandemic, partially offset by (iii) a reduction in the first quarter of 2021 of COVID-related government payroll subsidy programs in international jurisdictions as compared to the prior year period.

Net interest expense on a GAAP basis increased to $29 million from $21 million in the prior year period. Included in net interest expense for the prior year period was $4 million of income resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition. Net interest expense on a non-GAAP basis for the prior year period excludes this amount. The net interest expense of $29 million on a GAAP basis (there were no non-GAAP exclusions in the first quarter of 2021) is an increase from $25 million on a non-GAAP basis in the prior year period, primarily due to the impact of (i) the issuance of an additional €175 million of 3 5/8% senior notes in April 2020 and $500 million of 4 5/8% senior notes in July 2020, partially offset by (ii) $500 million of voluntary debt payments made during the first quarter of 2021.

The effective tax rate on a GAAP basis for the first quarter of 2021 was 40.7% as compared to 11.5% in the prior year period. The effective tax rate on a non-GAAP basis for the first quarter of 2021 was 36.8% as compared to 20.2% in the prior year period.

2021 Outlook:

The Company is providing its 2021 outlook despite the continued uncertainty due to the COVID-19 pandemic globally and, as such, it could be subject to material change. The Company’s 2021 outlook does not contemplate any new store closures, new lockdowns, or extensions of current lockdowns beyond what is already known. In addition, the Company’s 2021 outlook contemplates for certain inventory orders delays of approximately four to six weeks on average, but does not contemplate any greater supply chain disruptions beyond that. The Company’s 2021 results could differ materially from its current outlook as a result of the occurrence of any of these uncontemplated events.

The Company expects its 2021 revenue and earnings will continue to be impacted negatively by the pandemic. The Company’s international businesses have exceeded and are expected to continue to exceed 2019 pre-pandemic revenue levels for the remainder of 2021. The North America businesses are expected to remain challenged throughout 2021, as international tourism, which is the source of a significant portion of regional revenue, is not expected to return to any significant level this year. In addition, both the Company’s GAAP and non-GAAP outlook reflect approximately $20 million of estimated operating losses associated with the wind down of the Heritage Brands Retail business in the first half of the year.

The Company continues to tightly manage its inventory and expects gross margin to improve in 2021 compared to 2020 due to less promotional selling. However, gross margin improvements for the remainder of the year, as compared to the gross margin improvement in the first quarter of 2021, will not be as pronounced due, in part, to a less favorable shift in regional sales mix.

The Company continues to manage its cost structure proactively, including reducing operating expenses and reallocating resources to support strategic growth areas of the business.

Full Year Guidance
Revenue in 2021 is projected to increase 24% to 26% (increase 21% to 23% on a constant currency basis) as compared to 2020.

The Company currently projects that 2021 earnings per share on a GAAP basis will be approximately $5.50 compared to a loss per share of $(15.96) in 2020. The Company currently projects that 2021 earnings per share on a non-GAAP basis will be approximately $6.50 compared to a loss per share of $(1.97) in 2020.

The Company estimates that the 2021 effective tax rate will be in a range of 17.5% to 19%.

The Company’s estimate of 2021 earnings per share on a non-GAAP basis excludes (i) approximately $70 million of costs expected to be incurred in connection with actions to streamline its organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, and (ii) approximately $21 million of costs expected to be incurred in connection with the exit from the Heritage Brands Retail business.

Second Quarter Guidance
Revenue in the second quarter of 2021 is projected to increase 34% to 36% (increase 29% to 31% on a constant currency basis) compared to the prior year period.

The Company currently projects that second quarter 2021 earnings per share on a GAAP basis will be in a range of $0.79 to $0.82 compared to loss per share of $(0.72) in the prior year period. The Company currently projects that second quarter 2021 earnings per share on a non-GAAP basis will be in a range of $1.15 to $1.18 compared to $0.13 in the prior year period.

The Company estimates that the second quarter 2021 effective tax rate will be in a range of 44% to 46% on a GAAP basis and in a range of 36% to 38% on a non-GAAP basis.

The Company’s estimate of second quarter 2021 earnings per share on a non-GAAP basis excludes (i) approximately $15 million of costs expected to be incurred in connection with the previously described actions to streamline its organization and reduce its real estate footprint and (ii) approximately $13 million of costs expected to be incurred in connection with the exit from the Heritage Brands Retail business.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax costs of $70 million incurred and expected to be incurred in 2021 in connection with actions to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, consisting of noncash asset impairments, severance, and contract termination and other costs, of which $43 million was incurred in the first quarter and approximately $15 million is expected to be incurred in the second quarter.
•Pre-tax costs of $21 million incurred and expected to be incurred in 2021 in connection with the exit from the Heritage Brands Retail business announced in July 2020 and expected to be completed by mid-2021, consisting of severance and other termination benefits, accelerated amortization of lease assets and contract termination and other costs, of which $8 million was incurred in the first quarter and approximately $13 million is expected to be incurred in the second quarter.
•Pre-tax noncash impairment charges of $1.021 billion recorded in 2020, primarily resulting from the impact of the COVID-19 pandemic on the Company’s business,

including $933 million related to goodwill and other intangible assets, $75 million related to store assets, and $12 million related to an equity method investment, of which $962 million was recorded in the first quarter and $59 million was recorded in the fourth quarter.
•Pre-tax costs of $7 million incurred in the first quarter of 2020 in connection with a consolidation within the Company’s warehouse and distribution network in North America.
•Pre-tax noncash net loss of $3 million recorded in the first quarter of 2020 related to the April 2020 sale of the Company’s Speedo North America business to Pentland Group PLC, the parent company of the Speedo brand (the “Speedo transaction”) and the resulting deconsolidation of the net assets of the Speedo North America business.
•Pre-tax expense of $5 million recorded in 2020 resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Company’s acquisition of the approximately 78% interest in Gazal Corporation Limited that it did not already own (the “Australia acquisition”), of which $4 million of income was recorded in the first quarter, $5 million of expense was recorded in the second quarter, $1 million of expense was recorded in the third quarter and $3 million of expense was recorded in the fourth quarter.
•Pre-tax costs of $40 million incurred in 2020 related to the reduction in the Company’s North America office workforce announced in July 2020 (the “North America workforce reduction”), primarily consisting of severance, of which $38 million was recorded in the second quarter and $1 million was recorded in the third quarter.
•Pre-tax costs of $29 million incurred in 2020 in connection with the exit from the Heritage Brands Retail business announced in July 2020 and expected to be completed by mid-2021, consisting of $15 million of severance, $7 million of noncash asset impairments and $7 million of accelerated amortization of lease assets and other costs, of which $12 million was incurred in the second quarter, $9 million was incurred in the third quarter and $8 million was incurred in the fourth quarter.

•Pre-tax gain of $65 million recorded in the fourth quarter of 2020 related to the recognized actuarial gain on retirement plans.
•Discrete tax expense of $33 million recorded in the fourth quarter of 2020 related to the remeasurement of certain of the Company’s net deferred tax liabilities in connection with the enactment of legislation in the Netherlands known as the “2021 Dutch Tax Plan,” which became effective on January 1, 2021.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s GAAP results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 8 and the sections entitled “Reconciliations of 2021 Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

Contact:       Dana Perlman
(212) 381-3502
investorrelations@pvh.com

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its first quarter earnings release is scheduled for Thursday, June 3, 2021 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.PVH.com and go to the Events page included in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.PVH.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 1827889. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from restructuring and similar plans, such as the workforce reductions in North America and certain international markets, the exit from the Heritage Brands Retail business by mid-2021 and the reductions in its office and store real estate footprint, all as previously announced; (iii) the Company may be considered to be highly leveraged and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iv) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores and its directly operated digital commerce sites, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors, consumer sentiment and other factors; (v) the Company’s ability to manage its growth and inventory; (vi) quota restrictions, the imposition of safeguard controls and the imposition of new or increased duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (vii) the availability and cost of raw materials; (viii) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (ix) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Patrol; (x) changes in available factory and shipping capacity, wage and shipping cost escalation, civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (xi) disease epidemics and health-related concerns, such as the ongoing COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, has resulted in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, scarcity of raw materials and scrutiny or embargoing of goods produced in affected areas, closed stores, reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure, or governments implement mandatory business closures, travel restrictions or the like to prevent the spread of disease, and market or other changes that could result (or, with respect to the COVID-19 pandemic, could continue to result) in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xii) acquisitions and divestitures and issues arising with acquisitions, divestitures and proposed transactions, including, without limitation, the ability to integrate an acquired entity or business into the Company with no substantial adverse effect on the acquired entity’s, the acquired business’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance, and the ability to operate effectively and profitably the Company’s continuing businesses after the sale or other disposal of a subsidiary, business or the assets thereof; (xiii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xiv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xv) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvi) the impact of new and revised tax legislation and regulations; and (xvii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended
	5/2/21	5/3/20

Net sales	$1,980.5	$1,257.2
Royalty revenue	77.7	69.0
Advertising and other revenue	21.1	17.8
Total revenue	$2,079.3	$1,344.0

Gross profit on net sales	$1,130.3	$579.1
Gross profit on royalty, advertising and other revenue	98.8	86.8
Total gross profit	1,229.1	665.9

Selling, general and administrative expenses	1,039.4	940.1

Goodwill and other intangible asset impairments		933.5

Non-service related pension and postretirement income	(4.0)	(3.6)

Other noncash loss, net		3.1

Equity in net income (loss) of unconsolidated affiliates	3.7	(11.2)

Earnings (loss) before interest and taxes	197.4	(1,218.4)

Interest expense, net	29.4	21.2

Pre-tax income (loss)	168.0	(1,239.6)

Income tax expense (benefit)	68.3	(142.4)

Net income (loss)	99.7	(1,097.2)

Less: Net loss attributable to redeemable non-controlling interest (1)	(0.2)	(0.4)

Net income (loss) attributable to PVH Corp.	$99.9	$(1,096.8)

Diluted net income (loss) per common share attributable to PVH Corp. (2)	$1.38	$(15.37)

	Quarter Ended
	5/2/21	5/3/20

Depreciation and amortization expense	$77.6	$81.1

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)    The Company and Arvind Limited have a joint venture in Ethiopia in which the Company owns a 75% interest.

(2)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income (loss) per common share to diluted net income (loss) per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures

The Company believes it is useful to investors to present its results for the quarters ended May 2, 2021 and May 3, 2020 on a non-GAAP basis by excluding (i) the costs incurred in the first quarter of 2021 related to the exit from the Heritage Brands Retail business, consisting of severance and other termination benefits and accelerated amortization of lease assets; (ii) the costs incurred in the first quarter of 2021 in connection with actions announced in March 2021 to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, consisting of noncash asset impairments, severance, and contract termination and other costs; (iii) the noncash impairment charges recorded in the first quarter of 2020 related to store assets as a result of the significant negative impacts of the COVID-19 pandemic on the Company's business, consisting of property, plant and equipment; (iv) the noncash impairment charges recorded in the first quarter of 2020 related to goodwill, tradenames, and other intangible assets, as well as an equity method investment, as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (v) the noncash net loss recorded in the first quarter of 2020 related to the sale of the Speedo North America business in April 2020 (the “Speedo transaction”) and the resulting deconsolidation of the net assets of the business; (vi) the costs incurred in the first quarter of 2020 in connection with the consolidation within the Company’s warehouse and distribution network in North America; (vii) the income recorded in the first quarter of 2020 resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the acquisition of the approximately 78% interest in Gazal Corporation Limited that the Company did not already own (the “Australia acquisition”); and (viii) the tax effects associated with the foregoing pre-tax items. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

PVH CORP.
Non-GAAP Measures (continued)
(In millions, except per share data)

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 8 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended
	5/2/21	5/3/20

Non-GAAP Measures
Selling, general and administrative expenses (1)	$988.1	$917.3
Goodwill and other intangible asset impairments (2)		—
Other noncash loss, net (3)		—
Equity in net income of unconsolidated affiliates (4)		1.1
Earnings (loss) before interest and taxes (5)	248.7	(246.7)
Interest expense, net (6)		24.9
Income tax expense (benefit) (7)	80.7	(54.9)
Net income (loss) attributable to PVH Corp. (8)	138.8	(216.3)
Diluted net income (loss) per common share attributable to PVH Corp. (9)	$1.92	$(3.03)

(1) Please see Table 3 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(2) Please see Table 4 for the reconciliation of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis.
(3) Please see Table 5 for the reconciliation of GAAP other noncash loss, net to other noncash loss, net on a non-GAAP basis.
(4) Please see Table 6 for the reconciliation of GAAP equity in net loss of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(5) Please see Table 2 for the reconciliations of GAAP earnings (loss) before interest and taxes to earnings (loss) before interest and taxes on a non-GAAP basis.
(6) Please see Table 7 for the reconciliation of GAAP interest expense, net to interest expense, net on a non-GAAP basis.
(7) Please see Table 8 for the reconciliations of GAAP income tax expense (benefit) to income tax expense (benefit) on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(8) Please see Table 1 for the reconciliations of GAAP net income (loss) to net income (loss) on a non-GAAP basis.
(9) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income (loss) per common share to diluted net income (loss) per common share on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income (loss) to net income (loss) on a non-GAAP basis

	Quarter Ended
	5/2/21	5/3/20

Net income (loss) attributable to PVH Corp.	$99.9	$(1,096.8)

Diluted net income (loss) per common share attributable to PVH Corp.(1)	$1.38	$(15.37)

Pre-tax items excluded:

SG&A expenses associated with store asset impairments		16.0

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America		6.8

SG&A expenses associated with actions announced in March 2021 to reduce the Company’s workforce, primarily in international markets, and its real estate footprint	43.3

SG&A expenses associated with the exit from the Heritage Brands Retail business	8.0

Goodwill and other intangible asset impairments		933.5

Noncash net loss related to the Speedo transaction (recorded in other noncash loss, net)		3.1

Impairment of an equity method investment (recorded in equity in net income (loss) of unconsolidated affiliates)		12.3

Income resulting from the remeasurement of a mandatorily redeemable non-controlling interest in connection with the Australia acquisition (recorded in interest expense, net)		(3.7)

Tax effects of the pre-tax items above(2)	(12.4)	(87.5)

Net income (loss) on a non-GAAP basis attributable to PVH Corp.	$138.8	$(216.3)

Diluted net income (loss) per common share on a non-GAAP basis attributable to PVH Corp.(1)	$1.92	$(3.03)

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income (loss) per common share to diluted net income (loss) per common share on a non-GAAP basis.

(2) Please see Table 8 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP earnings (loss) before interest and taxes to earnings (loss) before interest and taxes on a non-GAAP basis

	Quarter Ended
	5/2/21	5/3/20

Earnings (loss) before interest and taxes	$197.4	$(1,218.4)

Items excluded:

SG&A expenses associated with store asset impairments		16.0

SG&A expenses associated with the consolidation within the Company’s warehouse and distribution network in North America		6.8

SG&A expenses associated with actions announced in March 2021 to reduce the Company’s workforce, primarily in international markets, and its real estate footprint	43.3

SG&A expenses associated with the exit from the Heritage Brands Retail business	8.0

Goodwill and other intangible asset impairments		933.5

Noncash net loss related to the Speedo transaction (recorded in other noncash loss, net)		3.1

Impairment of an equity method investment (recorded in equity in net income (loss) of unconsolidated affiliates)		12.3

Earnings (loss) before interest and taxes on a non-GAAP basis	$248.7	$(246.7)

Table 3 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended
	5/2/21	5/3/20

SG&A expenses	$1,039.4	$940.1

Items excluded:

Expenses associated with store asset impairments		(16.0)

Expenses associated with the consolidation within the Company’s warehouse and distribution network in North America		(6.8)

Expenses associated with actions announced in March 2021 to reduce the Company’s workforce, primarily in international markets, and its real estate footprint	(43.3)

Expenses associated with the exit from the Heritage Brands Retail business	(8.0)

SG&A expenses on a non-GAAP basis	$988.1	$917.3

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 4 - Reconciliation of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis

Quarter Ended
5/3/20

Goodwill and other intangible asset impairments	$933.5

Item excluded:

Goodwill and other intangible asset impairments	(933.5)

Goodwill and other intangible asset impairments on a non-GAAP basis	$—

Table 5 - Reconciliation of GAAP other noncash loss, net to other noncash loss, net on a non-GAAP basis

Quarter Ended
5/3/20

Other noncash loss, net	$3.1

Item excluded:

Noncash net loss related to the Speedo transaction	(3.1)

Other noncash loss, net on a non-GAAP basis	$—

Table 6 - Reconciliation of GAAP equity in net loss of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

Quarter Ended
5/3/20

Equity in net loss of unconsolidated affiliates	$(11.2)

Item excluded:

Impairment of an equity method investment	12.3

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$1.1

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 7 - Reconciliation of GAAP interest expense, net to interest expense, net on a non-GAAP basis

Quarter Ended
5/3/20

Interest expense, net	$21.2

Item excluded:

Income resulting from the remeasurement of a mandatorily redeemable non-controlling interest in connection with the Australia acquisition	3.7

Interest expense, net on a non-GAAP basis	$24.9

Table 8 - Reconciliations of GAAP income tax expense (benefit) to income tax expense (benefit) on a non-GAAP basis

	Quarter Ended
	5/2/21	5/3/20

Income tax expense (benefit)	$68.3	$(142.4)

Item excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	12.4	87.5

Income tax expense (benefit) on a non-GAAP basis	$80.7	$(54.9)

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A.    The Company computed its diluted net income (loss) per common share as follows:

	Quarter Ended			Quarter Ended
	5/2/21			5/3/20
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income (loss) attributable to PVH Corp.	$99.9	$(38.9)	$138.8	$(1,096.8)	$(880.5)	$(216.3)

Weighted average common shares	71.2		71.2	71.4		71.4
Weighted average dilutive securities	1.2		1.2	—		—
Total shares	72.4		72.4	71.4		71.4

Diluted net income (loss) per common share attributable to PVH Corp. (3)	$1.38		$1.92	$(15.37)		$(3.03)

(1) Represents the impact on net income in the quarter ended May 2, 2021 from the elimination of (i) the costs related to actions announced in March 2021 to reduce the Company’s workforce, primarily in international markets, and its real estate footprint; (ii) the costs related to the exit from the Heritage Brands Retail business; and (iii) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net income (loss) to net income (loss) on a non-GAAP basis.

(2) Represents the impact on net loss in the quarter ended May 3, 2020 from the elimination of (i) the noncash impairment charges related to goodwill, tradenames, and other intangible assets, store assets and an equity method investment as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (ii) the noncash net loss recorded related to the Speedo transaction; (iii) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America; (iv) the income resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition; and (v) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net income (loss) to net income (loss) on a non-GAAP basis.

(3) Diluted net loss per common share attributable to PVH Corp. for the quarter ended May 3, 2020 excluded all potentially dilutive securities because there was a net loss attributable to PVH Corp. for the period and, as such, the inclusion of these securities would have been anti-dilutive.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	5/2/21	5/3/20
ASSETS
Current Assets:
Cash and Cash Equivalents	$913.2	$800.7
Receivables	883.3	566.9
Inventories	1,450.9	1,561.2
Other	235.6	259.5
Total Current Assets	3,483.0	3,188.3
Property, Plant and Equipment	909.4	976.5
Operating Lease Right-of-Use Assets	1,494.1	1,638.0
Goodwill and Other Intangible Assets	6,455.5	6,144.4
Other Assets	359.6	347.0
	$12,701.6	$12,294.2

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,938.9	$1,586.9
Current Portion of Operating Lease Liabilities	409.4	399.0
Short-Term Borrowings	13.8	322.1
Current Portion of Long-Term Debt	26.4	13.6
Other Liabilities	1,084.7	1,114.2
Long-Term Portion of Operating Lease Liabilities	1,374.4	1,493.2
Long-Term Debt	3,018.2	2,854.2
Redeemable Non-Controlling Interest	(3.6)	(2.4)
Stockholders’ Equity	4,839.4	4,513.4
	$12,701.6	$12,294.2

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	5/2/21	5/3/20
Tommy Hilfiger North America
Net sales	$204.7	$161.1
Royalty revenue	17.6	16.8
Advertising and other revenue	4.5	3.4
Total	226.8	181.3

Tommy Hilfiger International
Net sales	810.0	453.9
Royalty revenue	12.9	8.8
Advertising and other revenue	4.0	2.5
Total	826.9	465.2

Total Tommy Hilfiger
Net sales	1,014.7	615.0
Royalty revenue	30.5	25.6
Advertising and other revenue	8.5	5.9
Total	1,053.7	646.5

Calvin Klein North America
Net sales	206.0	163.9
Royalty revenue	31.7	25.1
Advertising and other revenue	10.5	7.1
Total	248.2	196.1

Calvin Klein International
Net sales	525.0	262.3
Royalty revenue	10.5	14.2
Advertising and other revenue	1.5	4.0
Total	537.0	280.5

Total Calvin Klein
Net sales	731.0	426.2
Royalty revenue	42.2	39.3
Advertising and other revenue	12.0	11.1
Total	785.2	476.6

Heritage Brands Wholesale
Net sales	191.2	195.3
Royalty revenue	5.0	3.4
Advertising and other revenue	0.6	0.8
Total	196.8	199.5

Heritage Brands Retail
Net sales	43.6	20.7
Royalty revenue	—	0.7
Advertising and other revenue	—	—
Total	43.6	21.4

Total Heritage Brands
Net sales	234.8	216.0
Royalty revenue	5.0	4.1
Advertising and other revenue	0.6	0.8
Total	240.4	220.9

Total Revenue
Net sales	1,980.5	1,257.2
Royalty revenue	77.7	69.0
Advertising and other revenue	21.1	17.8
Total	$2,079.3	$1,344.0

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS (LOSS) BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	5/2/21			5/3/20
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$(5.1)	$(1.7)	$(3.4)	$(50.0)	$(4.1)	$(45.9)

Tommy Hilfiger International	167.3	(5.7)	173.0	(38.8)	(3.1)	(35.7)

Total Tommy Hilfiger	162.2	(7.4)	169.6	(88.8)	(7.2)	(81.6)

Calvin Klein North America	(0.8)	(2.1)	1.3	(327.8)	(293.1)	(34.7)

Calvin Klein International	96.4	(5.3)	101.7	(433.8)	(395.8)	(38.0)

Total Calvin Klein	95.6	(7.4)	103.0	(761.6)	(688.9)	(72.7)

Heritage Brands Wholesale	21.2	—	21.2	(287.9)	(252.7)	(35.2)

Heritage Brands Retail	(13.3)	(8.0)	(5.3)	(23.0)	(3.8)	(19.2)

Total Heritage Brands	7.9	(8.0)	15.9	(310.9)	(256.5)	(54.4)

Corporate	(68.3)	(28.5)	(39.8)	(57.1)	(19.1)	(38.0)

Total earnings (loss) before interest and taxes	$197.4	$(51.3)	$248.7	$(1,218.4)	$(971.7)	$(246.7)

(1) The adjustments for the quarter ended May 2, 2021 represent the elimination of (i) the costs related to actions announced in March 2021 to reduce the Company’s workforce, primarily in international markets, and its real estate footprint; and (ii) the costs related to the exit from the Heritage Brands Retail business.

(2) The adjustments for the quarter ended May 3, 2020 represent the elimination of (i) the noncash impairment charges related to goodwill, tradenames, and other intangible assets, store assets and an equity method investment as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (ii) the noncash net loss recorded related to the Speedo transaction; and (iii) the costs in connection with the consolidation within the Company’s warehouse and distribution network in North America.

PVH CORP.
Reconciliations of 2021 Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies but reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	5/2/21	5/3/20

Tommy Hilfiger North America	$226.8	$181.3	25.1%	1.1%	24.0%
Tommy Hilfiger International	826.9	465.2	77.8%	15.1%	62.7%
Total Tommy Hilfiger	1,053.7	646.5	63.0%	11.2%	51.8%

Calvin Klein North America	$248.2	$196.1	26.5%	0.9%	25.6%
Calvin Klein International	537.0	280.5	91.4%	14.8%	76.6%
Total Calvin Klein	785.2	476.6	64.7%	9.1%	55.6%

Total Revenue	$2,079.3	$1,344.0	54.7%	8.8%	45.9%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2021 estimated results on a non-GAAP basis by excluding (i) the costs incurred and expected to be incurred in connection with the exit from the Heritage Brands Retail business; (ii) the costs incurred and expected to be incurred in connection with actions announced in March 2021 to streamline its organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures; and (iii) the estimated tax effects associated with the foregoing pre-tax items. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding the foregoing amounts.

The 2021 estimated results are presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems to be non-recurring or non-operational and believes that excluding them (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The estimated tax effects associated with the above pre-tax items are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

2021 Net Income Per Common Share Reconciliations

	Current Guidance		Previous Guidance
	Full Year 2021 (Estimated)	Second Quarter 2021 (Estimated)	Full Year 2021 (Estimated)	First Quarter 2021 (Estimated)

GAAP net income per common share attributable to PVH Corp.	Approximately $5.50	$0.79 - $0.82	Approximately $5.00	$0.28 - $0.31
Estimated per common share impact of items identified as non-GAAP exclusions	$(1.00)	$(0.36)	$(1.00)	$(0.52)
Net income per common share attributable to PVH Corp. on a non-GAAP basis	Approximately $6.50	$1.15 - $1.18	Approximately $6.00	$0.80 - $0.83

2021 Tax Rate Reconciliations	Second Quarter 2021 (Estimated)

GAAP tax rate	44% - 46%
Estimated tax rate impacts from items identified as non-GAAP exclusions	8%
Tax rate on a non-GAAP basis	36% - 38%

The GAAP net income per common share attributable to PVH Corp. amounts presented in the above table, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of (i) acquisition, restructuring, divestment or similar transactions or activities, (ii) the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period, (iii) any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans, including the recent volatility in the financial markets due, in part, to the COVID-19 pandemic, (iv) changes in the expected impacts of the COVID-19 pandemic on our business, including new store closures, new lockdowns or extensions of current lockdowns or other implications of the pandemic subsequent to issuance of this press release, (v) greater supply chain disruptions beyond delays of approximately four to six

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

weeks on average for certain inventory orders, or (vi) any discrete tax events including changes in tax rates or tax law and events arising from audits or the resolution of uncertain tax positions.

2021 Constant Currency Revenue Reconciliations
	Full Year 2021 (Estimated)	Second Quarter 2021 (Estimated)

GAAP revenue increase	24% to 26%	34% to 36%
Positive impact of foreign exchange	3%	5%
Non-GAAP revenue increase on a constant currency basis	21% to 23%	29% to 31%

Please refer to the section entitled “Reconciliations of 2021 Constant Currency Revenue” for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Loss Per Common Share to Diluted Net Loss Per Common Share on a Non-GAAP Basis
	Full Year 2020			Second Quarter 2020
	(Actual)			(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments (1)	Non-GAAP Results	Results Under GAAP	Adjustments (2)	Non-GAAP Results

Net loss attributable to PVH Corp.	$(1,136.1)	$(996.2)	$(139.9)	$(51.4)	$(61.0)	$9.6
Total weighted average shares	71.2		71.2	71.1		71.3

Diluted net loss per common share attributable to PVH Corp.(3)	$(15.96)		$(1.97)	$(0.72)		$0.13

(1) Represents the impact on net loss in the year ended January 31, 2021 from the elimination of (i) a $64.5 million recognized actuarial gain on retirement plans; (ii) a $4.9 million expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition; (iii) $1,020.5 million of noncash impairment charges related to goodwill, tradenames, and other intangible assets, and store assets, as well as an equity method investment, primarily as a result of the significant negative impacts of the COVID-19 pandemic on the Company’s business; (iv) a $3.1 million noncash net loss related to the Speedo transaction; (v) $6.8 million of costs in connection with the consolidation within the Company’s warehouse and distribution network in North America; (vi) $39.7 million of costs related to the reduction in the Company’s North America office workforce announced in July 2020 (the “North America workforce reduction”), primarily consisting of severance; (vii) $29.0 million of costs related to the exit from the Heritage Brands Retail business; (viii) a $33.1 million discrete tax expense related to the remeasurement of certain of the Company’s net deferred tax liabilities related to the enactment of legislation in the Netherlands, which became effective on January 1, 2021; and (ix) $76.4 million of net tax benefits associated with the foregoing pre-tax items.

(2) Represents the impact on net loss in the quarter ended August 2, 2020 from the elimination of (i) a $4.6 million expense resulting from the remeasurement of a mandatorily redeemable non-controlling interest that was recognized in connection with the Australia acquisition (ii) $38.4 million of costs related to the North America workforce reduction, primarily consisting of severance; (vi) $12.3 million of costs related to the exit from the Heritage Brands Retail business; and (iii) $5.7 million net tax expense associated with the foregoing pre-tax items.

(3) Diluted net loss per common share for the periods ended January 31, 2021 and August 2, 2020 excluded all potentially dilutive securities because there was a net loss for the periods and, as such, the inclusion of these securities would have been anti-dilutive.